Exhibit 99.1

SharpLink Grows ETH Holdings to 205,634; Earns 322 ETH in Staking Rewards Since Launch of Treasury Strategy on June 2, 2025

●	7,689 ETH Acquired Last Week at Weighted Average Price of $2,501 per ETH
●	Total ETH Holdings Rise to 205,634
●	$64.0 Million Raised Through ATM Facility Between June 28-July 4 of Which $37.2 Million to Be Deployed in the Purchase of ETH This Week
●	ETH Rewards Increased to 322 ETH
●	ETH Concentration Grew to 2.37 ETH

MINNEAPOLIS, MN, — July 8, 2025 — SharpLink Gaming, Inc. (Nasdaq: SBET) (“SharpLink” or the “Company”), the world’s largest publicly traded company to adopt Ethereum (ETH) as its primary treasury reserve asset, today announced the acquisition of an additional 7,689 ETH for the week June 28 through July 4, 2025, purchased at a weighted average price of $2,501 per ETH, inclusive of fees and related transaction expenses. The Company’s total ETH holdings now stand at 205,634.

To continue supporting this strategic expansion, SharpLink raised approximately $64.0 million in net proceeds during the same period through its At-The-Market (“ATM”) facility, selling 5,499,845 shares of its common stock. Of these total net proceeds, approximately $37.2 million was raised on July 3, 2025, but has yet to be allocated to ETH purchases as of the close of business that same day. A large portion of this capital is expected to be deployed in the current week.

As of July 4, 2025, SharpLink has committed 100% of its ETH holdings to staking and restaking protocols, continuing to optimize its yield-generation strategy. Between June 28 and July 4, 2025, the Company earned approximately 100 ETH through staking rewards, contributing to a total estimated reward yield of 322 ETH since initiating this program on June 2, 2025.

To further enhance visibility into its treasury performance, SharpLink recently introduced “ETH Concentration” — a novel transparency metric designed to help investors assess the Company’s ETH exposure relative to its equity structure.

ETH Concentration is calculated by dividing total ETH held by 1,000 Assumed Diluted Shares Outstanding.

This figure encompasses all shares issued and outstanding as of each reporting period, including shares sold under the ATM facility, as well as shares issuable upon exercise or settlement of warrants, pre-funded warrants, stock options and restricted stock units. Notably, it excludes adjustments typically made under the treasury stock method, such as vesting conditions or exercise prices.

Since the initial announcement of its ETH purchases on June 13, 2025, SharpLink’s ETH Concentration has grown steadily, rising from 2.00 ETH to 2.37 ETH — representing a 19% increase in just three weeks (excluding common stock shares related to the $37.2 million still to be deployed in the purchase of ETH).

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Joseph Lubin, SharpLink Chairman, Co-Founder of Ethereum and Founder and CEO of Consensys, commented, “Our sustained success is a direct result of SharpLink’s disciplined execution of its ETH-centric treasury management strategy and its unwavering commitment to operational transparency. By continuously refining our treasury strategy and adopting innovative transparency metrics like ETH Concentration, we’re not only maximizing long-term value for shareholders but also setting a new benchmark for responsible digital asset stewardship in today’s public markets.”

About SharpLink Gaming, Inc.

Headquartered in Minneapolis, Minnesota, SharpLink Gaming, Inc. (Nasdaq: SBET) is the world’s largest publicly traded company to adopt Ethereum (ETH) as its primary treasury reserve asset – a move that aligns the Company with the future of digital capital and gives investors direct exposure to the world’s leading smart-contract platform and second largest digital asset.

SharpLink is also reimagining the future of online gaming and sports betting. Backed by a veteran team with deep roots in sports media, gaming and technology, SharpLink is charting a new course – building scalable, secure and transparent solutions that challenge outdated models and bring real innovation to the betting experience. By leveraging smart contracts, DeFi protocols and Web3 infrastructure, SharpLink intends to assume the lead in transforming the multi-billion-dollar iGaming industry into a more dynamic, efficient and equitable ecosystem. Learn more at www.sharplink.com.

Forward-Looking Statement

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and these forward-looking statements are subject to various risks and uncertainties. Such statements include, but are not limited to, the execution of the Company’s treasury strategy and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including without limitation, the Company’s ability to achieve profitable operations, fluctuations in the market price of ETH that will impact the Company’s accounting and financial reporting (see accounting rules discussed below), government regulation of cryptocurrencies and online betting, changes in securities laws or regulations, customer acceptance of new products and services, the demand for its products and its customers’ economic condition, the impact of competitive products and pricing, the lengthy sales cycle, proprietary rights of the Company, changes in applicable laws or regulations, and its competitors, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the SEC. Under U.S. generally accepted accounting principles, entities are required to measure certain crypto assets at fair value, with changes reflected in net income each reporting period. Changes in the fair value of crypto assets could result in significant fluctuations to the income statement results. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company does not undertake any responsibility to update the forward-looking statements in this press release.

Investor Relations Contact:

Sean Mansouri, CFA or Aaron D’Souza

Elevate IR

(720) 330-2829

ir@sharplink.com

Media Contact:

media@sharplink.com

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